                                                                  EXHIBIT 10.27

                                 PROMISSORY NOTE


$18,000                                                           March 18, 1996


     For value received, I, Douglas P. Smith ("Employee"), promise to pay to Computervision Corporation ("Company"), or order, at 100 Crosby Drive, Bedford, Massachusetts, the principal sum of Eighteen Thousand dollars ($18,000), without interest, on or after April 15, 1999 (the "Maturity Date") or such other date as shall be required upon the occurrence of any of the following events ("Mandatory Prepayment Events"):

     (1) RECEIPT OF AN OVER ACHIEVEMENT BONUS: In the event Employee shall be awarded an over achievement bonus under the Company's Management Incentive Plan, the Company shall have the right to apply the full amount of such over achievement bonus, on a first dollar basis, to the repayment of any unpaid principal balance due hereunder; or

     (2) GAIN FROM THE EXERCISE OF STOCK OPTIONS: In the event that the Employee shall recognize a gain from the sale of Common Stock of the Company acquired by the Employee upon the exercise of any stock options granted to him, Employee shall apply the full amount of such gain, on a first dollar basis, to the repayment of any unpaid principal balance due hereunder within ten (10) days of such sale; or

         (3) TERMINATION OF EMPLOYMENT: The Employee agrees to pay in full any outstanding principal amount due hereunder immediately upon voluntary termination of employment or in the event his employment is terminated for cause, and, in such event, the Company shall have the right to apply, on a first dollar basis, any amounts due to Employee upon such termination to the repayment of any principal amounts due hereunder. In the event the employment of the Employee is involuntary terminated (other than for cause), all amounts then due and payable hereunder shall be deemed waived (other than to the extent that such amounts may be repaid under the provisions of Paragraph 2 above).

     In any event, all amounts due and payable hereunder shall be paid on the Maturity Date.

     The outstanding balance of principal due hereunder may be prepaid in full or part at any time after the date hereof, without any prepayment penalty.

     In case any default shall occur in the performance by Employee of any covenant or promise contained herein, including, without limitation, any payments due upon the occurrence of any Mandatory Prepayment Event, the Company shall have the right, upon written demand to the Employee, to accelerate this Note and, in such event, the entire outstanding principal balance advanced and remaining due hereunder with interest, if any, together with other charges as may be due hereunder, shall be then due and payable. The Company shall have the right to offset such balance against amounts otherwise due Employee.

     Employee agrees to pay all reasonable charges of the Company in connection with the collection and enforcement of this Note, including attorneys' fees. Employee hereby waives presentment, demand and notice.

     This Note shall have the effect of an instrument under seal.




/s/ Jack Lane                                              /s/ Douglas P. Smith
-------------                                              --------------------
Witness                                                    Douglas P. Smith

                                 PROMISSORY NOTE


$10,000                                                            June 24, 1996


     For value received, I, Douglas P. Smith ("Employee"), promise to pay to Computervision Corporation ("Company"), or order, at 100 Crosby Drive, Bedford, Massachusetts, the principal sum of Ten Thousand dollars ($10,000), without interest, on or after April 15, 1999 (the "Maturity Date") or such other date as shall be required upon the occurrence of any of the following events ("Mandatory Prepayment Events"):

     (1) RECEIPT OF AN OVER ACHIEVEMENT BONUS: In the event Employee shall be awarded an over achievement bonus under the Company's Management Incentive Plan, the Company shall have the right to apply the full amount of such over achievement bonus, on a first dollar basis, to the repayment of any unpaid principal balance due hereunder; or

     (2) GAIN FROM THE EXERCISE OF STOCK OPTIONS: In the event that the Employee shall recognize a gain from the sale of Common Stock of the Company acquired by the Employee upon the exercise of any stock options granted to him, Employee shall apply the full amount of such gain, on a first dollar basis, to the repayment of any unpaid principal balance due hereunder within ten (10) days of such sale; or

     (3) TERMINATION OF EMPLOYMENT: The Employee agrees to pay in full any outstanding principal amount due hereunder immediately upon voluntary termination of employment or in the event his employment is terminated for cause, and, in such event, the Company shall have the right to apply, on a first dollar basis, any amounts due to Employee upon such termination to the repayment of any principal amounts due hereunder. In the event the employment of the Employee is involuntary terminated (other than for cause), all amounts then due and payable hereunder shall be deemed waived (other than to the extent that such amounts may be repaid under the provisions of Paragraph 2 above).

     In any event, all amounts due and payable hereunder shall be paid on the Maturity Date.

     The outstanding balance of principal due hereunder may be prepaid in full or part at any time after the date hereof, without any prepayment penalty.

     In case any default shall occur in the performance by Employee of any covenant or promise contained herein, including, without limitation, any payments due upon the occurrence of any Mandatory Prepayment Event, the Company shall have the right, upon written demand to the Employee, to accelerate this Note and, in such event, the entire outstanding principal balance advanced and remaining due hereunder with interest, if any, together with other charges as may be due hereunder, shall be then due and payable. The Company shall have the right to offset such balance against amounts otherwise due Employee.

     Employee agrees to pay all reasonable charges of the Company in connection with the collection and enforcement of this Note, including attorneys' fees. Employee hereby waives presentment, demand and notice.

     This Note shall have the effect of an instrument under seal.



/s/ John F. Lane                                           /s/ Douglas P. Smith
----------------                                           --------------------
Witness                                                    Douglas P. Smith

[COMPUTERVISION LOGO]                                Computervision Corporation
                                                     100 Crosby Drive
                                                     Bedford, MA -1730-1480
                                                     Telephone: (617) 275-1800




September 25, 1996


Douglas Smith
6 Hill Road
Ross, CA  94957

Dear Doug:

You are hereby notified as of September 27, 1996 (the "Termination Date") that your employment with Computervision Corporation (the "Company") is being terminated. The Termination Date will be your last day worked for Computervision as an Employee.

As you are aware, your employment with the Company and the Company's Code of Conduct obligate you, among other things, not to disclose or use any Confidential Company Information acquired as a result of your employment with the Company.

Confidential Company Information includes, but is not limited to, information which relates to the Company's past, present and future research, development and business activities, except to the extent it is publicly known from sources who have neither misappropriated such information nor breached any obligation of confidentiality to the Company. Confidential Company Information does not include your general technical skills and accumulated experience.

The Company wishes specifically to call to your attention the following classes of Confidential Company Information with the understanding that is it by no means an all-inclusive listing:

- The contents, plans and schedules of the Company's future software and hardware product ("Company Product(s)") offerings.

- The costs, revenues and profitability of current Company Product offerings.

- The contents of the Company's business plans, including, without limitation, strategic and operating plans.

- The design, attributes, features, and technical details of Company Products.

- Your knowledge of the Company's customers and suppliers, its customer and supplier relationships, the Company Products being used by those customers, and the supplier products being purchased by the Company.

- Personnel plans, data and information including, without limitation, employee lists, unique skills sets, knowledge, experience and salaries.

- Inventions, discoveries, methods, processes and data, both technical and non-technical.

- Plans, programs, dealings and relationships between the Company and its various third party distribution channels.

Should you have any questions concerning whether the Company regards certain information as confidential or whether your actions violate the Code of Conduct, you should contact Anthony N. Fiore, Jr., Vice President and General Counsel, at 617/275-1800, extension 5073.

You hereby acknowledge and agree that:

a.   You have had access to Confidential Company Information.

b    The Company regards such information as confidential.

c. You will not disclose or make use of any such Confidential Company Information without express written authorization from the Company

d. You will conduct your affairs in such a manner so that they are not detrimental to the interest of the Company, its products or employees.

e. Upon separation from the Company, you will return to the Company all Confidential Company Information in your possession and will not retain any copies.

In addition, in your employment agreement with the Company, you agreed not to solicit or employ Company employees and not to engage in certain activities competitive with the Company's business for one year after termination of your employment. While we naturally assume that you will honor your obligations, we wanted to remind you so that you will understand the Company's position on the matter. Hopefully, this will help us both avoid any unpleasantness that may arise from oversight on your part or failure to appreciate the seriousness with which the Company will view any breach of your obligations.

The terms and conditions of your separation are as follows:

1. Your accrued and unused vacation credit as of the Termination Date will be paid in a lump sum with your paycheck on or immediately after the Termination Date. You will receive your final direct paycheck on October 4, 1996 payable through September 27, 1996.

2. Beginning September 30, 1996 for a two-year period, you will be retained by the Company as a Consultant.

     Your assignment and duties will be directed by either Russell Planitzer, Kathleen Cote or Barry Cohen.

     You will be paid as follows:

     o a $25,000.00 Consultant fee for the twelve months beginning September 30, 1996 through September 30, 1997 payable at the beginning of each quarter.
     o a $25,000.00 Consultant fee for the twelve months beginning October 1, 1997 through September 30, 1998 payable at the beginning of each quarter.
     o a $200,000.00 Special Bonus for your work associated with OSS. This is separate and apart from your eligibility in the Computervision Management Incentive Bonus Plan as outlined in Section 8. This payment will also be made at the beginning of each quarter beginning September 30, 1996 through September 30, 1997.

     As is our standard practice with all individually-retained consultants, you will be required to execute a standard consultant agreement which is attached. Additionally, you will be eligible to obtain consulting opportunities with companies other than Computervision as long as these assignments are not in conflict or in the competitive arena in which Computervision operates.

     As of July 27, 1996, the day you moved out of your apartment in Boston. Computervision will reimburse you for all reasonable and customary travel and living expenses including a rental car incurred as an employee.

     You will be required to submit a quarterly invoice prior to the beginning of the quarter to include your monthly retainer and any normal or customary business expenses, along with supported receipts for payment.

3. If you wish to continue your medical and dental coverage beyond the Termination Date, you may do so for an additional 18 months pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or until you become eligible for coverage under another plan, whichever is earlier. If you elect to continue coverage beyond your Termination Date, you will be responsible for paying the full cost of coverage.

4. Effective as of the Termination Date, your participation in the Company Capital Accumulation Plan ("CAP") will cease. As a Consultant you will not be eligible to participate/contribute to the Plan further not will you receive a match for 1996.

     Your fund balances will be prepared for distribution within eight (8) weeks following the end of the month in which termination occurs. However, plan distributions after January 1, 1993 are considered taxable and will be subject to an automatic twenty (20) percent withholding tax unless you direct State Street Bank and Trust ("Plan Administrator") to make the distribution check payable directly to an Individual Retirement Arrangement ("IRA") or other qualified retirement plan. Any distribution check payable directly to you will require the Plan Administrator to withhold twenty (20) percent of the distribution as taxes. The withholding is required even if you roll over the distribution into an IRA or other qualified plan within the requisite sixty (60) day period.

     The Plan Administrator will be prepared to issue your distribution check payable either to you or your IRA or other qualified retirement plan upon your request. At the time your funds are to be distributed, the Plan Administrator will advise you of the options available and provide you with the appropriate form to execute your choice. If the total amount of your account exceeds $3,500, you may leave the funds in the CAP Plan permanently or until you have made a distribution choice. Funds left in the CAP Plan would remain subject to the Cap Plan provisions.

5. On February 19,1996 the Compensation Committee voted to modify the vesting of your options that would have vested in 1999 and 2000 to vest in 1997 and 1998 respectively. Additionally, Computervision has agreed to establish a Consulting Agreement with you as set forth by the attached agreement.

6. In consideration of the provisions of Paragraph 5, the adequacy of which you hereby acknowledge, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever have had or now have against the Company, its officers, directors, stockholders, agents and employees, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. S2000e. et seq., the Age Discrimination in Employment Act, 29 U.S.C. S621 et seq., and M.G.L. C. 151B S1 et seq., and any other discrimination claims or wrongful discharge claims, and you further agree not to file any such claims, charges or actions.

7. The release and covenant not to sue contained in this Separation Agreement (Paragraph 6 above) does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the date you sign this Separation Agreement. You are strongly encouraged to consult with an attorney before signing this Separation Agreement. You understand that whether or not to do so is your decision. You further understand and agree that:

     a. You have executed this Separation Agreement after having had the opportunity to consider the issues generally addressed herein for a full twenty-one (21) days from the date of receipt thereof.

     b. You have carefully read and fully understand all of the provisions of this Separation Agreement; you understand that, through this Separation Agreement, you are releasing the Company from any and all claims you may have against it; you knowingly and voluntarily agree to all of the terms set forth in this Separation Agreement; and intend to be legally bound by this Separation Agreement; and you are hereby advised in writing to consider the terms of this Separation Agreement and consult with an attorney of your choice prior to executing this Separation Agreement; and you warrant that you have had a full and complete opportunity to consult with counsel; and you sign your name as your own free act.

     c. You hereby affirm that no other promises or agreements of any kind have been made to or with you by any person or entity to cause you to sign this Separation Agreement and you fully understand the meaning and intent of the release contained in Paragraph 6 above. You further agree that the Company shall have the right to withhold, offset, or recover from you the consideration paid or to be paid to you under Paragraph 6. in the event you file any claims, charges, or actions in violation of Paragraph 6. You further agree that you shall have no right to revoke the release set forth in Paragraph 6, and that such release shall remain in full force and effect even if the Company so withholds, offsets or recovers such consideration.

     d. You have a full seven (7) days following the execution of this Separation Agreement to evoke this Separation Agreement and you have been and hereby are advised in writing that this Separation Agreement shall not become effective and enforceable until the revocation period has expired.

8.   Your 1996 Bonus eligibility is outlined as follows:

     Your Management Incentive Bonus target is 50% of your base compensation.

     o 50% of this target is related to the successful achievement of the Corporation's EPS goal
     o 20% of this target is related to the successful acheivement of the Corporation's goal of growing software revenue
     o 30% of this target is related to the successful achievement of your IPO's as follow:
          - 25% develop CV Corporation Tax strategy and gain acceptance by the Audit Committee
          - 25% complete a strategy plan for September 1, 1996 within the established $1.1 million budget
          - 50% successfully sell the OSS Business Unit

     Payment for the last IPO(Successfully sell the OSS Business Unit) will be as follows:
          - 100% of the IPO amount if sale results in $75 - $100 million in value
          - 150% of the IPO amount if sale results in $100 - $125 million in value
          - 200% of the IPO amount if sale results in greater than $125 million in value

9. Currently you have an outstanding employee payable in the amount of $3,769.16 owed for an advance made to you for medical expenses incurred while you were in Germany. Additionally, during 1996, Computervision advanced to you, a total of $28,000.00. Both of these must be repaid to the Company either through, on a first dollar basis, any earned management or other bonus payment you receive or through the gain on the exercise of stock options, again on a first dollar basis.

10. Effective as of the Termination Date you will be vested in the Company's Pension Plan.

11. In exchange for the Company's promises contained in this letter, you agree to: (i) cooperate fully with the Company in connection with any pending or threatened litigation in which you are in possession of relevant facts and/or may be a witness; (ii) return to the Company on or before the Termination Date (September 27, 1996) any and all corporate credit cards, keys, access cards or the like issued to you; (iii) return to the Company on or before the Termination Date (September 27, 1996) all Company provided computer equipment and/or software; (iv) upon notice from the Company, promptly reimburse the Company for any personal expenses previously charged on your corporate cards, or the Company will be permitted to offset amounts due from your base salary payments during the Notice Period.

12. It is understood and agreed by both parties that the release contained in this Separation Agreement does not constitute an admission of liability or wrongdoing by either party.

13. The terms and conditions set forth herein and the content of discussions resulting in this Separation Agreement are confidential and may not be disclosed by you to any third party without express written consent of the Company, except for your attorney and/or tax advisor, your spouse, or as may be required by law, statute or regulation.

14. Upon the occurrence of any violation by you of the provisions set forth in this Separation Agreement, your employment agreement and/or your obligations under the Code of Conduct, the Company may elect to consider any or all Company obligations under this Separation Agreement null and void, may elect to seek damages or injunctive relief for any breach of confidentiality, or other such obligations or both. However, any suits or proceedings brought by you to enforce the payment provisions and other obligations of the Company as set forth in this Separation Agreement shall not be a breach or violation by you.

15. This Separation Agreement constitutes the complete understanding between you and the Company regarding the payment and benefits terms of your separation and supersedes any and all prior or contemporaneous agreements, promises, or inducements, no matter what the form, concerning this matter. Without limitation, the consideration provided herein shall be in lieu of notice and benefits under the standard United States Separation Notification Policy. No promises or agreements, modifications or changes made subsequent to the execution of this Separation Agreement shall be binding unless reduced to writing and signed by authorized representatives of both parties.

If the above is acceptable to you, kindly sign the original and a copy of this Separation Agreement where indicated below and return the copy to me within twenty-two (22) days of your receipt.

Sincerely,

COMPUTERVISION CORPORATION


/s/ Jack Lane/ prb
--------------------------
Jack Lane
Vice President Human Resources


Agreed and Accepted:


/s/ Doug Smith                               October 20, 1996
--------------                               ----------------
Doug Smith                                   Date

                              CONSULTANT AGREEMENT
                     FOR SERVICES PROVIDED TO COMPUTERVISION

AGREEMENT made this 14th day of October, 1996, (hereinafter the "Effective Date") by and between Douglas P. Smith with principal offices at 6 Hill Road, Ross, CA 94957 (hereinafter "Service Provider") and Computervision Corporation, a Delaware corporation with principal offices at 100 Crosby Drive, Bedford, Massachusetts 01730 (hereinafter "Computervision").

WHEREAS, Computervision is engaged in the design, development, reproduction and distribution of computer software; and desires to obtain the services of Service Provider from time to time; and

WHEREAS, the services may be provided for Computervision or for a third party customer of Computervision (hereinafter "Third Party").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.   SCOPE OF WORK

     Service Provider shall perform such services with regard to strategy and special projects (the "Services") as may be assigned by Russell Planitzer, Barry Cohen and/or Kathleen Cote.

2.   TERM OF AGREEMENT

     This Agreement shall commence on the effective date and continue in full force and effect for an initial period of twenty-four (24) months. Thereafter this Agreement shall renew automatically for successive twelve month periods unless terminated by notice from either party at least thirty days prior to such renewal or terminated under Section 9.

3.   PURCHASE ORDERS

     From September 30, 1996 through September 30, 1997, Service Provider will be paid a quarterly retainer of $6,250.00 per quarter ($25,000 when annualized). From October 1, 1997 through September 30, 1998, Service Provider shall be paid a quarterly retainer of $6,250.00 per quarter ($25,000 when annualized).

     Service Provider will be reimbursed for reasonable travel and living expenses incurred in providing Services.

4.   SERVICE PROVIDER PERSONNEL

4.1 This is a personal service contract. Service Provider shall perform Services only personally.

5.   CONFIDENTIALITY

5.1 During the term of this Agreement, Computervision and/or the Third Party may disclose to Service Provider, or Service Provider may obtain access to, develop, or create, proprietary and confidential information or material concerning or related to Computervision's and/or the Third Party's manufacturing processes, services, products, or general business operations. Such information or material includes, but is not limited to, discoveries, inventions, research, improvements, or deficiencies regarding Computervision's and/or the Third Party's products or services, transactional profits, pricing and discount methods, employee lists, software code, programmer documentation, software algorithms, software development, testing and diagnostic techniques, customer lists and identifications, and any information designated or overtly treated by Computervision as confidential. ("Information"). However, "Information" shall not include any information which (a) is or becomes publicly known through no wrongful act or omission by Service Provider; (b) is known by Service Provider without any proprietary restrictions at the time of receipt of such Information from Computervision and/or the Third Party; or
     (c) becomes rightfully known by Service Provider without proprietary restrictions from a source other than Computervision or the Third Party.

5.2 Service Provider acknowledges the confidential and proprietary character of the Information and agrees that the Information is the exclusive and valuable property of Computervision and/or the Third Party. Accordingly, Service Provider agrees not to reproduce any of the Information except as necessary to perform services hereunder, and not to divulge all or any part of the Information to any third party, either during or after the term of this Agreement. Service Provider will only use the Information in order to perform the services and in accordance with Computervision's instructions and no further use of the Information, in whole or in part, will be made by Service Provider.

5.3 Service Provider shall not (i) disclose to any third parties the existence or contents of this Agreement or (ii) use Computervision's or the Third Party's name in any externally used document, without the prior written consent of Computervision.

6.   INVENTIONS AND WORKS OF AUTHORSHIP; LICENSE TO PREEXISTING MATERIALS

6.1 All computer software and documentation, databases. reports and other copyrightable materials, product designs, inventions, discoveries, developments and improvements written, invented, made or conceived by Service Provider in the course of or arising out of the services performed hereunder (hereafter "Work Product") shall become and remain the sole and exclusive property of Computervision. Service Provider shall promptly notify Computervision in writing of all such Work Product. All copyrightable materials, including software and computer programs, produced by Service Provider in rendering services hereunder shall be deemed "works made for hire" under applicable copyright law. Service Provider hereby transfers and assigns to Computervision all right, title and interest in and to all Work Product including all copyrights and patent rights whether or not copyright or patent applications are filed thereon. Upon request and at the expense of Computervision, Service Provider will, from time to time during and after the term of this Agreement, make or assist in applications upon such Work Product through attorneys and representatives designated by Computervision for copyright and/or patent in the United States and in all other countries and shall assign such applications to Computervision.

6.2 In consideration of the sum of $10 and the opportunity to provide consulting services hereunder, Service Provider for itself and its employees and successors hereby waives and agrees not to assert or act upon any moral rights or author's rights with respect to the Work Product, including without limitation any rights of paternity, integrity, and disclosure.

6.3 Service Provider shall obtain any necessary agreements from its employees to effect the foregoing. Notwithstanding the above, Service Provider shall not be precluded in any way from using any generalized technical knowledge or expertise developed by Service Provider during its performance of the services hereunder.

6.4 Service Provider hereby grants to Computervision the non-exclusive, worldwide, royalty-free right to copy and use internally, any and all versions of any pre-existing software, documentation, or other materials provided by Service Provider to Computervision during the course of rendering services hereunder ("Service Provider Materials"). Such right and license includes use by Computervision and its majority-owned subsidiaries, through their employees and onsite independent contractors. Such license to use shall include use by Computervision and subsidiary personnel for problem determination and consulting to Computervision's customers at Computervision customer sites, but shall not include the right to provide or license Service Provider Materials to such customer for the customer's own use.

7.   INDEMNIFICATION/LIMITATION OF LIABILITY

7.1 Service Provider agrees to take all necessary precautions to prevent injury to any persons or damage to property during the term of this Agreement and performance of Services hereunder and shall indemnify and save Computervision harmless against all claims, loss, damage to persons or property, and expense (including reasonable attorneys' fees) (i) resulting from (a) any act or failure to act on the part of Service Provider in performing Services, or (ii) relating to claims by or damage or injury to Service Provider, except to the extent that any such claim, loss damage or expense is due directly to the negligence of Computervision.

7.2 Service Provider will indemnify and hold Computervision and/or the Third Party harmless from and against any and all damages, expenses (including reasonable attorneys' fees), claims, judgments, liabilities and costs arising out of any action or claim for infringement of a patent, copyright, trademark, trade secret or other third party proprietary right with respect to the services and products delivered by Service Provider under this Agreement.

7.3 Except for wrongful disclosure of confidential information or infringement of the other party's intellectual property rights, neither party shall be liable for any special, indirect, incidental, or consequential damages of any kind, even if it was aware of the possibility of such damages.

8.   TERMINATION

8.1 Computervision may terminate this Agreement, without further payment to Service Provider) (i) if the Service Provider neglects or fails to perform or observe any of its obligations hereunder and a cure is not effected within seven (7) days following its receipt of a termination notice issued Computervision.

9.   NOTICE

     Notices hereunder shall be in writing and sent to the address of the other party set forth on page one above, to the attention of the person or office indicated below. Such notices shall be sent via fax or express or first class mail to:

            Service Provider
            Douglas P. Smith
            6 Hill Road
            Ross, CA 74957

            Computervision Corporation
            Attention:General Counsel

10.  REPRESENTATIONS OF AUTHORITY

     Service Provider hereby represents that (i) it has all licenses, permits, and authorizations necessary and has obtained all approvals from any government office, board of directors or shareholders necessary to carry out the services and related activities and to comply with the terms of this Agreement, and (ii) if Service Provider is to be paid outside its headquarters country, it has all approvals, licenses, permits and authorizations necessary to open and maintain a foreign currency bank account outside its headquarters country and to accept payment for its services in or outside its headquarters country in hard currency or its country's currency.

11.  COMPLIANCE WITH EXPORT, IMMIGRATION AND OTHER LAWS.

11.1 Service Provider acknowledges that Information and Work Product is restricted by law of the United States Government and other governments from export and import to certain countries and certain organizations and individuals, and agrees to comply with such laws. Service Provider agrees that no Information or Work Product or portion thereof will be exported or re-exported by Service Provider, except to Computervision in the United States or as Computervision otherwise directs. In performing any activities hereunder, Service Provider agrees to comply with the U.S. Foreign Corrupt Practices Act and all applicable laws and regulations of the United States and any other government with jurisdiction over Service Provider.

11.2 Service Provider (individual or firm) warrants that any employee of Service Provider offered to Computervision hereunder for work in the United States is authorized to work in the United States, according to the Immigration Reform and Control Act (IRCA). Service Provider also certifies that it has on file a validly completed Federal Form I-9 (Employment Eligibility Verification) for each such offered employee and will provide a certified copy of said form to Computervision upon Computervision's request.

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12.  GENERAL TERMS

12.1 This Agreement supersedes all prior written or oral agreements and understandings between the parties and may not be changed unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any and all other provisions of the Agreement. The waiver or failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of that right in any other circumstances or a waiver of any further rights.

12.2 Service Provider is an independent contractor and is neither an agent nor an employee of Computervision and is not authorized to act on behalf of Computervision and shall not attempt to do so. Service Provider shall not assign this Agreement or delegate or subcontract any of its obligations hereunder, without the prior written consent of Computervision.

12.3 In the event the services provided hereunder have been subcontracted to Service Provider by Computervision to fulfill Computervision's obligation to provide services to Computervision's customer ("Customer"), Service Provider shall not enter into a an arrangement directly with Customer to provide similar such services during the term of this Agreement and for one year after its termination, without the prior written consent of Computervision.

12.4 This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, except those laws relating to conflict or choice of laws. The state and federal courts located in Massachusetts shall have nonexclusive jurisdiction of all matters and disputes arising under this Agreement or in connection with the Work Product or services performed hereunder.


12.5 Sections 5, 6, 7 and 12.3 shall survive termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Purchased Services Agreement effective the day and year first above written.


SERVICE PROVIDER                            COMPUTERVISION CORPORATION
Douglas P. Smith


By: /s/ Douglas P. Smith                    By: /s/ Jack Lane
   ---------------------                       --------------
Name: Douglas P. Smith                      Name: Jack Lane

Title:                                      Title: VP of Human Resources
     -------------------                          ----------------------


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